June 26, 2016

James Schuermann
16 Meadowbrook Road
Dover, MA 02030

Dear Jim,

Reference is made to the employment letter (the “Agreement”) between you and HeartWare, Inc. (the “Company”), dated December 5, 2008, as amended from time to time.  You and the Company desire to amend the Agreement in the manner described below.

1.	Total Salary. Section 5(c) of the Agreement shall be deleted in its entirety and replaced by the following:

If your employment is terminated by the Company without “Cause” (as defined below) or by you for “Good Reason” (as defined below) coincident with or within 18 months after a Change in Control (as defined below), and subject to the notice and release requirements described below, the Company shall cause to be paid, on or beginning within 15 days after your termination of employment, (i) a lump-sum cash payment in an amount equal to one times your Total Salary; and (ii) the employee portion of your COBRA continuation coverage (to the extent that you elect coverage) for a period of 12 months or, if earlier, until you become entitled to participate in another employer’s health plan. The severance pay provided under this Section 5(b) shall supersede, and not be in duplication of, the severance pay provided under Section 5(a).  “Total Salary” means your current Base Salary plus your current target annual cash bonus assuming 100% corporate and individual achievement.

2.	No Other Changes. The terms and conditions of the Agreement, to the extent not modified hereby, will continue to apply as specified in the Agreement.

To indicate your acceptance of these updated terms and conditions of your employment, please sign below.

Sincerely,
HEARTWARE, INC.

BY:	/s/ Douglas Godshall
Title:	President and CEO

Accepted and agreed:

/s/ Jim Schuermann
Jim Schuermann